Exhibit 1.01

Sealed Air Corporation
Conflict Minerals Report
For the Year Ended December 31, 2023
Introduction

This Conflict Minerals Report has been prepared pursuant to Rule 13p-1 of the Securities Exchange Act of 1934, as amended (the “Rule”), for the reporting period from January 1 to December 31, 2023 (the “Report Year”). This Conflict Minerals Report describes Sealed Air Corporation’s (“Sealed Air,” the “Company,” “we,” “our,” or “us”) reasonable country of origin inquiry (“RCOI”) and due diligence on the source and chain of custody of gold, columbite-tantalite (coltan), cassiterite, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten (“3TG” or “Conflict Minerals”) that are necessary to the production or functionality of products that Sealed Air manufactured or contracted to manufacture during the Report Year. We are several steps removed from the mining and processing of the 3TG used in the components for our products. Accordingly, our due diligence process focused on our suppliers, and we rely on them to assist with both our RCOI and due diligence process, including the identification of smelters or refiners (“SORs”) in the supply chain and the countries of origin of 3TG sourced by the identified SORs.

The information in this report covers the activities of Sealed Air and all of its consolidated subsidiaries, other than any acquired companies that are not yet required to be included in this report.

Company Overview

Sealed Air, a corporation organized under the laws of Delaware, is a leading global provider of packaging solutions that integrate sustainable, high-performance materials, automation, equipment and services. Sealed Air designs, manufactures and delivers packaging solutions that preserve food, protect goods and automate packaging processes. We deliver our packaging solutions to an array of end markets including fresh proteins, foods, fluids and liquids, medical and life science, e-commerce retail, logistics and omnichannel fulfillment operations, and industrials.

Our portfolio of solutions includes leading brands such as CRYOVAC® brand food packaging, LIQUIBOX® liquids systems, SEALED AIR® brand protective packaging, AUTOBAG® brand automated packaging systems and BUBBLE WRAP® brand packaging.

Product Description

This Conflict Minerals Report relates to products (i) for which 3TGs are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during the Report Year. Through a screening process, the Company determined that, to the best of our knowledge, customer equipment and other select products of the Company, referred to collectively as the “Covered Products,” contain 3TG or have a high likelihood of containing 3TG, as these products contain electronic components. More specifically, the “Covered Products” may contain necessary 3TGs as follows:

•	Tantalum, used in capacitors and certain alloys;

•	Tin, used in soldered components;

•	Tungsten, used in coatings and certain alloys; and

•	Gold, used in circuit boards and electronic components.

Supply Chain

Our supply chain includes 475 different in-scope suppliers. Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is challenging to identify actors upstream from our direct suppliers. There are many tiers of suppliers and sub-suppliers between the Company and the SORs that process the 3TG that is contained in each particular product manufactured or contracted to be manufactured by Sealed Air. Therefore, it is inherently difficult to determine the ultimate source of 3TG in the products we manufacture. As a result, we rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us - including sources of 3TG that are supplied to them from lower tier suppliers.

We maintain contract terms applicable to the majority of our suppliers with regard to 3TG. Those terms require suppliers to certify that, unless otherwise specified in writing, the products do not contain any 3TG, and further require that the suppliers respond to reasonable requests from the Company in connection with its compliance with Section 1502 of the Dodd-Frank Act.

Reasonable Country of Origin Inquiry

We conducted a RCOI reasonably designed to determine whether the 3TG in our products in the Report Year originated from the Covered Countries or are from recycled or scrap sources in accordance with the requirements of the Rule. The Covered Countries are the Democratic Republic of the Congo (“DRC”) and its adjoining countries (Angola, Burundi, Republic of the Congo, Central African Republic, Rwanda, South Sudan, Tanzania, Uganda and Zambia). As part of its RCOI, and with the assistance of a third-party consultant, Assent Inc. (“Assent”), the Company engaged its potential 3TG suppliers to collect information regarding the presence and sourcing of 3TG in its products. Suppliers were asked to complete and submit, within a certain time frame, the joint Electronic Industry Citizen Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) EICC-GeSI Conflict Minerals Reporting Template v. 6.10 or higher (“CMRT”) via the Assent Compliance Manager (ACM), a SaaS platform provided by Assent that enables its users to complete and track supplier communications as well as allow suppliers to upload completed CMRTs directly to the platform for assessment and management. The CMRT is a standardized reporting template developed by the Responsible Minerals Initiative (“RMI”) that requests, among other things, information regarding country of origin of 3TG supplied to the Company and the SORs in the supply chain. Assent followed up with all unresponsive suppliers through a defined process via both automated emails and one-on-one emails, including offering assistance and training and education to guide suppliers on best practices of this template, as well as the requirements of the Rule and the Company’s expectations. Based on the RCOI, Sealed Air determined that certain of our 3TG likely originated in the Covered Countries and did not come from 100% recycled or scrap sources. Accordingly, Sealed Air exercised due diligence on the source and chain of custody of such 3TG and is filing this Conflict Minerals Report for the Report Year.

Due Diligence

Design of Due Diligence

Sealed Air designed its due diligence process to conform with the due diligence framework in the Organization of Economic Co-operation and Development Due Diligence (“OECD”) Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively the “OECD Guidance”). The OECD Guidance identifies five steps for due diligence that should be implemented and provides guidance as to how to achieve each step. We developed our due diligence process to address each of these five steps, namely:

1.	Establishing strong company management systems regarding conflict minerals;

2.	Identifying and assessing risks in our supply chain;

3.	Designing and implementing a strategy to respond to identified risks in our supply chain;

4.	Utilizing independent third-party audits of supply chain diligence; and

5.	Publicly reporting on our supply chain due diligence.

Step One - Establish Strong Company Management Systems

Conflict Minerals Policy

We have adopted a Conflict Minerals Policy, which is posted on our website at sealedair.com/company/our-company/ethics-compliance.

Internal Team and Training

The Company has established an internal management team responsible for executing our Conflict Minerals due diligence process and reporting compliance. Our Conflict Minerals team is overseen by the General Counsel and a team of subject matter experts from relevant functions such as quality, supply chain, operations, finance and legal. The team of subject matter experts is responsible for implementing our Conflict Minerals compliance strategy. Senior management is briefed about the results of our due diligence efforts.

We, in cooperation with Assent, have developed internal training programs to educate anyone within the Company who is a potential contact point for suppliers or other external parties regarding the Company’s Conflict Minerals compliance efforts. We intend to review our training programs at least annually to make sure they are continuously aligned with current regulations, our initiatives, and the tools we use.

Control Systems

As previously noted, the Company engaged Assent to facilitate supplier engagement and assist the Company in collecting, analyzing, verifying, and storing supplier-provided data and performing due diligence for the Conflict Minerals program. Data regarding the presence and sourcing of 3TG in materials, goods and components supplied to the Company was collected from suppliers utilizing the CMRT, a standardized reporting template developed by the RMI.

Our controls also include our Code of Conduct, which outlines expected behaviors for all our employees.

Supplier Engagement

We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us - including sources of 3TG that are supplied to them from lower tier suppliers.

In accordance with the OECD requirement to strengthen engagement with suppliers, we have, in cooperation with Assent, provided educational materials to suppliers on the Conflict Minerals regulations as well as relevant SEC reporting requirements (as discussed further below). In addition, we have leveraged our existing communications framework, specifically through our procurement personnel, to encourage supplier interactions with Assent and to impress on our suppliers the importance of completing the Conflict Minerals surveys. It has also allowed for our supplier communications to be more focused and to ensure expectations are clear.

Additionally, as noted, the majority of our supplier contracts require suppliers to certify that, unless otherwise specified in writing, the products do not contain any 3TG, and further require that the suppliers respond to reasonable requests from the Company in connection with its compliance with Section 1502 of the Dodd-Frank Act.

We put a strong emphasis on supplier education and training. To accomplish this, we utilized Assent’s Learning Management System, Assent University, and provided all in-scope suppliers access to their Conflict Minerals training course. This training is tracked and evaluated based on completion. All suppliers are encouraged to complete all modules within this course.

Grievance Mechanism

We have in place a grievance mechanism whereby employees and suppliers can report violations of the Company’s policies, including concerns with regard to Conflict Minerals. Employees and suppliers can raise concerns by emailing at contact.us@sealedair.com.

Records Maintenance

We have retained all relevant documentation from our RCOI and due diligence. Our policy related to relevant documentation of our Conflict Minerals compliance process requires that documentation be retained for a period of at least five years. All of the information and findings from this process is stored in a database that can be audited by internal or external parties.

Step Two - Identify and Assess Risk in Our Supply Chain

Supplier Risk Assessment

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is challenging for us to identify suppliers other than our direct suppliers. After conducting a risk-based assessment of our direct suppliers, we identified 475 different in-scope direct suppliers. We rely on suppliers whose materials or components contain 3TG to provide us with information about the source of 3TG contained in those materials or components. Our direct suppliers similarly rely upon information provided by their suppliers. Many of the largest suppliers either are SEC registrants and subject to the Rule or are suppliers to other SEC registrants that are subject to the Rule.

We determine supplier risk based on the chances that a supplier provides 3TG that may originate from non-conflict free sources. The value of this risk is calculated based on the risk ratings of the SORs declared by that supplier on their CMRT. Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the supplier’s program are their answers to questions A, E, G and H on the Declaration tab of the CMRT:

•	Does the supplier have a policy in place that includes DRC conflict-free sourcing?
•	Has the supplier implemented due diligence measures for conflict-free sourcing?
•	Does the supplier verify due diligence information received from its suppliers?
•	Does the supplier’s verification process include corrective action management?

When a supplier meets these criteria, the supplier is deemed to have a strong program. When a supplier does not meet these criteria, the supplier is deemed to have a weak program.

As part of our risk management plan and to ensure suppliers understand our expectations, we have, through Assent, provided video and written training on Conflict Minerals and the CMRT. This training includes instructions on completing the form and one-on-one email and phone discussions with supplier personnel.

Supplier Surveys

Tracing materials back to their mine or location of origin is a complex aspect of responsible sourcing in our supply chain. We have determined that seeking information about 3TG SORs in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

Our primary means of determining the origin of our 3TG for the Report Year was by conducting a supply chain survey to our direct suppliers using the CMRT. This supply chain survey, and Sealed Air’s Conflict Minerals program as a whole, has been developed and implemented in cooperation with Assent.

Assent provided each supplier a copy of the EICC-GeSI reporting CMRT to complete for purposes of Conflict Minerals tracking. Assent and/or members of the Sealed Air supply chain team made at least three follow-up inquiries to each supplier that did not respond to our initial survey, either by phone or email or both. The Assent software platform automatically reviewed the responses against criteria developed to determine which required further engagement with our suppliers. These criteria included incomplete responses as well as inconsistencies within the data reported in the CMRT. Assent worked directly with those suppliers to provide revised responses.

Once surveys were returned, Assent reviewed and attempted to match each verified SOR identified in the completed surveys to available lists of SORs that have been validated as conflict free under internationally recognized schemes such as the RMI Conflict-Free Smelter Program (“RMAP”). If a SOR was not validated by the RMAP, Assent either attempted to contact the SOR to gather more information about its sourcing practices or conducted Internet research to determine whether there are any additional publicly available sources of information regarding the SOR’s sourcing practices.

In accordance with OECD Guidelines, it is important to identify and assess risks associated with 3TGs in the supply chain. Risks were identified by assessing the due diligence practices of smelters and refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent compared these facilities listed in the responses to the list of smelters and refiners maintained by the RMI to ensure that the facilities met the RMI definition of a 3TG processing facility that was operational during the Report Year.

In order to assess the risk that any of these smelters posed to our supply chain, Assent determined if the smelter had been audited against a standard in conformance with the OECD Guidance, such as the RMAP. We do not typically have a direct relationship with 3TG smelters and refiners and do not perform direct audits of these entities within our supply chain. Smelters that have completed an RMAP audit are considered to be DRC conflict free. In cases where the smelter’s due diligence practices have not been audited against the RMAP standard, a potential supply chain risk exists.

As of May 6, 2024, we have validated 352 smelters or refiners and are working to validate the additional smelter entries from the submitted CMRTs. Due to the provision of primarily supplier-level CMRTs, we cannot definitely determine their connection to the Covered Products.

Each facility that meets the RMI definition of a smelter or refiner of a 3TG mineral is assessed according to smelter of interest indicators defined in the OECD Guidance. Assent uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying smelters of interest. These factors include:

•	Geographic proximity to the DRC and covered countries;
•	Known mineral source country of origin;
•	Responsible Minerals Assurance Process (RMAP) audit status;
•	Credible evidence of unethical or conflict sourcing; and
•	Peer Assessments conducted by credible third-party sources.

Based on these criteria the following facilities have been identified as smelters of interest in their supply chain:

•	African Gold Refinery Limited (AGR) – CID003185
•	Artek LLC – CID003553
•	AU Traders and Refiners – CID002850
•	Emirates Gold DMCC – CID002561
•	Fidelity Printers and Refiners – CID002515
•	Gejiu Kai Meng Industry and Trade LLC – CID000942
•	Gejiu Zili Mining and Metallurgy Co., Ltd. – CID000555
•	GGC Gujrat Gold Centre Pvt. Ltd. – CID002852
•	Hunan Jintai New Material Co., Ltd. – CID000769
•	Hydrometallurg, JSC – CID002649
•	Industrial Refining Company - CID002587
•	JSC “Kirovgrad Hard Alloys Plant” – CID003408
•	JSC Ekaterinburg Non-Ferrous Metal Processing Plant – CID000927
•	JSC Novosibirsk Refinery – CID000493
•	JSC Uralectromed – CID000929
•	Kaloti Precious Metals - CID002563
•	Kyshtym Copper-Electrolytic Plant ZEO – CID002865
•	Lingbao Gold Co., Ltd. – CID001056
•	LLC Vostok – CID003643
•	Moliren Ltd. – CID002845
•	Moscow Special Alloys Processing Plant – CID001204
•	Novosibirsk Tin Combine – CID001305
•	NPP Tyazhmetprom LLC – CID003416
•	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet) – CID001326
•	OOO “Technolom” 1 – CID003614
•	OOO “Technolom” 2 – CID003612
•	Pongpipat Company Limited – CID003208
•	Prioksky Plant of Non-Ferrous Metals – CID001386
•	PT Panca Mega Persada – CID001457
•	Samduck Precious Metals – CID001555
•	Singway Technology Co., Ltd. – CID002516
•	SOE Shyolkovsky Factory of Secondary Precious Metals – CID001756
•	Solikamsk Magnesium Works OAO – CID001769
•	Sudan Gold Refinery - CID002567
•	Umicore Precious Metals Thailand – CID002314
•	Unecha Refactory metals plant – CID002724
•	VQB Mineral and Trading Group JSC – CID002015
•	Yunnan Copper Industry Co., Ltd. – CID000197

As part of our risk management plan under the OECD Guidance, when these facilities were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through Assent, submissions that include any of the above facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to Sealed Air, and escalating up to removal of these smelters of interest from their supply chain.

As per the OECD Guidance, risk mitigation will depend on the supplier’s specific context. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these smelters of interest from the supply chain. In addition, suppliers are guided to the Assent University learning platform to engage in educational materials on mitigating the risk of smelters or refiners on the supply chain.

Step Three - Design and Implement a Strategy to Respond to Risks

The Company maintains a risk management plan to respond to risks identified in the above-described risk assessment. The Company’s Conflict Minerals program is implemented, managed and monitored in accordance with this risk management plan.

The Company’s Conflict Minerals team provides updates to senior management of the Company in connection with the Conflict Minerals Program, including with regard to risk assessment and results of the annual due diligence process.

As described in our Conflict Minerals policy, we expect our suppliers to fully support our compliance efforts, including in connection with our due diligence efforts to trace the source and chain of custody of our 3TG. As part of our risk management plan, to ensure suppliers understand our expectations, we provided both video recorded training and documented instructions through Assent, and answered all questions that suppliers requiring further clarification presented to us.

Step Four - Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Sealed Air does not have a direct relationship with 3TG SORs and, accordingly, we do not perform direct audits of these entities in our supply chain. Rather, Sealed Air relies on independent third parties to audit and validate SORs.

Step Five - Report on Supply Chain Due Diligence

This Conflict Minerals Report is being filed with the SEC as an exhibit to our specialized disclosure report on Form SD and is available on our website at ir.sealedair.com/reports-filings/sec-filings.

Due Diligence Results

As a result of the due diligence efforts described above, we received completed CMRTs from 62.5% of our in-scope direct suppliers as of May 6, 2024. Appendix A lists the SORs identified by our direct suppliers that may have been used to process 3TGs necessary to the functionality or production of our products during the Report Year. For all responses that indicated a SOR, Assent compared the facilities listed to the list of SORs maintained by the RMI. If a supplier indicated that the facility was “Conflict-Free,” Assent confirmed that the name was listed by RMI as such. We have validated 352 SORs to date and we are working to validate the additional SOR entries from the submitted CMRTs. We have not listed in Appendix A any potential SORs that we have not been able to validate. Based on the SOR lists provided by suppliers via the CMRTs and publicly available information regarding the results of sourcing audits by the RMI, we have identified 225 RMAP Conformant SORs. Appendix B includes an aggregated list of the countries of origin from which the reported facilities collectively source 3TGs, based on information provided by our suppliers.

The information that we received from a majority of our direct suppliers was at a company-wide level. Therefore, the SORs identified by our direct suppliers contained in Appendix A may include SORs that processed 3TGs that our direct suppliers supplied to their other customers rather than to us. As a result, we are unable to conclusively determine whether the SORs included in Appendix A were used to process the 3TGs necessary to the functionality or production of our products during the Report Year. Because of this uncertainty, we are also unable to conclusively determine whether each of the countries of origin listed in Appendix B was a country of origin of 3TGs in our products during the Report Year, and therefore are unable to conclusively determine the source and chain of custody of those 3TGs. In addition, the third-party audits conducted by the RMI, and the information that we receive from our direct suppliers may yield inaccurate or incomplete information. For example, the information received from our direct suppliers may be incomplete because they may not have received accurate and complete 3TG information from all of the suppliers in their own supply chain. We also do not have access to audit reports or detailed findings of the third-party audits conducted as part of the RMI Responsible Minerals Assurance Process and, as a result, are not responsible for the quality of these audits or the audit findings.

Risk Mitigation Efforts

We have taken, and intend to continue to take, the following steps to mitigate the risk that 3TG contained in products we manufacture or contract to manufacture benefit armed groups:

•	Track and add new suppliers as they enter Sealed Air’s supply chain to the Company’s Conflict Minerals program;
•	Engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses;
•	Begin a targeted engagement plan with suppliers that do not reply or that reply with inaccurate or invalid responses; and
•	Encourage suppliers to use conflict-free SORs in the supply chain.

Understanding the risks associated with the smelters and refiners potentially providing material into our supply chain is an important part of the due diligence process. Through Assent, ongoing analysis is conducted by Assent’s smelter library manager to assess sourcing risk. This information is used to:

•	Provide supplier feedback;
•	Determine the health of the Company’s overall program;
•	Conduct outreach to smelters, refiners and their respective associations; and
•	Support the analysis in this report.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements that express certain beliefs, expectations or intentions, including with regard to our compliance efforts and expected actions in this regard. The words “expect,” “intend,” “plan,” “believe,” and “anticipate” and similar expressions may be used to identify these forward-looking statements. These statements are not guarantees of future actions or performance and are subject to various risks, uncertainties and assumptions. Undue reliance should be not be placed on these statements, which are only effective as of the date of this report. Sealed Air undertakes no obligation to publicly update or revise any forward-looking statement, other than as required by law.

Appendix A

Matel	Smelter Name	Smelter Facility Location
Gold	Advanced Chemical Company	United States of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Agosi AG	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	Caridad	Mexico
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	DSC (Do Sung Corporation)	Korea, Republic of
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	JSC Novosibirsk Refinery	Russian Federation
Gold	Refinery of Seemine Gold Co., Ltd.	China
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	LT Metal Ltd.	Korea, Republic of
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China
Gold	HwaSeong CJ CO., LTD.	Korea, Republic of
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China

Gold	Asahi Refining USA Inc.	United States of America
Gold	Asahi Refining Canada Ltd.	Canada
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L'azurde Company For Jewelry	Saudi Arabia
Gold	Lingbao Gold Co., Ltd.	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	LS-NIKKO Copper Inc.	Korea, Republic of
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	MKS PAMP SA	Switzerland
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Gold	Sabin Metal Corp.	United States of America
Gold	Samduck Precious Metals	Korea, Republic of
Gold	Samwon Metals Corp.	Korea, Republic of
Gold	SEMPSA Joyeria Plateria S.A.	Spain

Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Super Dragon Technology Co., Ltd.	Taiwan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Shandong Gold Smelting Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Torecom	Korea, Republic of
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	Morris and Watson	New Zealand
Gold	SAFINA A.S.	Czechia
Gold	Guangdong Jinding Gold Limited	China
Gold	Umicore Precious Metals Thailand	Thailand
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe
Gold	Singway Technology Co., Ltd.	Taiwan
Gold	Shandong Humon Smelting Co., Ltd.	China
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	International Precious Metal Refiners	United Arab Emirates
Gold	Kaloti Precious Metals	United Arab Emirates
Gold	Sudan Gold Refinery	Sudan
Gold	T.C.A S.p.A	Italy
Gold	REMONDIS PMR B.V.	Netherlands
Gold	Fujairah Gold FZC	United Arab Emirates
Gold	Industrial Refining Company	Belgium
Gold	Shirpur Gold Refinery Ltd.	India
Gold	Korea Zinc Co., Ltd.	Korea, Republic of

Gold	Marsam Metals	Brazil
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Abington Reldan Metals, LLC	United States of America
Gold	Shenzhen CuiLu Gold Co., Ltd.	China
Gold	Albino Mountinho Lda.	Portugal
Gold	SAAMP	France
Gold	L'Orfebre S.A.	Andorra
Gold	8853 S.p.A.	Italy
Gold	Italpreziosi	Italy
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	AU Traders and Refiners	South Africa
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India
Gold	Sai Refinery	India
Gold	Modeltech Sdn Bhd	Malaysia
Gold	Bangalore Refinery	India
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany
Gold	Pease & Curren	United States of America
Gold	JALAN & Company	India
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic of
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	ABC Refinery Pty Ltd.	Australia
Gold	Safimet S.p.A	Italy
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania
Gold	African Gold Refinery	Uganda
Gold	Gold Coast Refinery	Ghana
Gold	NH Recytech Company	Korea, Republic of
Gold	QG Refining, LLC	United States of America
Gold	Dijllah Gold Refinery FZC	United Arab Emirates
Gold	CGR Metalloys Pvt Ltd.	India
Gold	Sovereign Metals	India
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Augmont Enterprises Private Limited	India
Gold	Kundan Care Products Ltd.	India
Gold	Emerald Jewel Industry India Limited (Unit 1)	India
Gold	Emerald Jewel Industry India Limited (Unit 2)	India
Gold	Emerald Jewel Industry India Limited (Unit 3)	India
Gold	Emerald Jewel Industry India Limited (Unit 4)	India
Gold	K.A. Rasmussen	Norway
Gold	Alexy Metals	United States of America

Gold	MD Overseas	India
Gold	Metallix Refining Inc.	United States of America
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Gold	WEEEREFINING	France
Gold	Gold by Gold Colombia	Colombia
Gold	Dongwu Gold Group	China
Gold	Sam Precious Metals	United Arab Emirates
Gold	Coimpa Industrial LTDA	Brazil
Gold	GG Refinery Ltd.	Tanzania, United Republic of
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	China
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	AMG Brasil	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	NPM Silmet AS	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	QuantumClean	United States of America
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	Materion Newton Inc.	United States of America
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Resind Industria e Comercio Ltda.	Brazil

Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China
Tantalum	5D Production OU	Estonia
Tantalum	PowerX Ltd.	Rwanda
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Alpha	United States of America
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Premium Tin Indonesia	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State of)
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	China Tin Group Co., Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallic Resources, Inc.	United States of America
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Novosibirsk Tin Combine	Russian Federation
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	Indonesia

Tin	Rui Da Hung	Taiwan
Tin	Thaisarco	Thailand
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	VQB Mineral and Trading Group JSC	Viet Nam
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	PT Tirus Putra Mandiri	Indonesia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	CV Ayi Jaya	Indonesia
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Super Ligas	Brazil
Tin	Aurubis Beerse	Belgium
Tin	Aurubis Berango	Spain
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Modeltech Sdn Bhd	Malaysia
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	PT Bangka Serumpun	Indonesia
Tin	Pongpipat Company Limited	Myanmar
Tin	Tin Technology & Refining	United States of America
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China
Tin	Ma'anshan Weitai Tin Co., Ltd.	China
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tin	Precious Minerals and Smelting Limited	India
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China
Tin	PT Mitra Sukses Globalindo	Indonesia

Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil
Tin	CRM Synergies	Spain
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	DS Myanmar	Myanmar
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic of The
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Kennametal Huntsville	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China
Tungsten	Global Tungsten & Powders LLC	United States of America
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Jintai New Material Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Kennametal Fallon	United States of America
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Masan High-Tech Materials	Viet Nam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Niagara Refining LLC	United States of America
Tungsten	China Molybdenum Tungsten Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines

Tungsten	ACL Metais Eireli	Brazil
Tungsten	Moliren Ltd.	Russian Federation
Tungsten	Lianyou Metals Co., Ltd.	Taiwan
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation
Tungsten	NPP Tyazhmetprom LLC	Russian Federation
Tungsten	Hubei Green Tungsten Co., Ltd.	China
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil
Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	Artek LLC	Russian Federation
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China
Tungsten	OOO “Technolom” 2	Russian Federation
Tungsten	OOO “Technolom” 1	Russian Federation
Tungsten	LLC Vostok	Russian Federation
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China
Tungsten	HANNAE FOR T Co., Ltd.	Korea, Republic of
Tungsten	DONGKUK INDUSTRIES CO., LTD.	Korea, Republic of
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam
Tungsten	Nam Viet Cromit Joint Stock Company	Viet Nam
Tungsten	Lianyou Resources Co., Ltd.	Taiwan
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China
Tungsten	Kenee Mining Corporation Vietnam	Viet Nam

Appendix B

Albania
Andorra
Angola
Argentina
Armenia
Australia
Austria
Azerbaijan
Belarus
Belgium
Benin
Bermuda
Bolivia (Plurinational State of)
Botswana
Brazil
Bulgaria
Burkina Faso
Burundi
Cambodia
Canada
Central African Republic
Chile
China
Colombia
Congo
Cyprus
Democratic Republic of Congo
Djibouti
Dominica
Dominican Republic
Ecuador
Egypt
El Salvador
Eritrea
Estonia
Ethiopia
Fiji
Finland
France
Georgia
Germany
Ghana
Guam
Guatemala

Guinea
Guyana
Honduras
Hong Kong
Hungary
India
Indonesia
Ireland
Israel
Italy
Ivory Coast
Japan
Jersey
Kazakhstan
Kenya
Korea
Kyrgyzstan
Liberia
Liechtenstein
Lithuania
Luxembourg
Madagascar
Malaysia
Mali
Mauritania
Mexico
Mongolia
Morocco
Mozambique
Myanmar
Namibia
Netherlands
New Zealand
Nicaragua
Niger
Nigeria
Norway
Oman
Panama
Papua New Guinea
Peru
Philippines
Poland
Portugal
Russian Federation

Rwanda
Saudi Arabia
Senegal
Serbia
Sierra Leone
Singapore
Slovakia
Solomon Islands
South Africa
South Sudan
Spain
Sudan
Suriname
Sweden
Switzerland
Taiwan
Tajikistan
Tanzania
Thailand
Togo
Turkey
Uganda
United Arab Emirates
United Kingdom
United States of America
Uruguay
Uzbekistan
Vietnam
Zambia